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                                                                   EXHIBIT 10.56

                                       TRW AUTOMOTIVE
November 7, 2003                       12025 TECH CENTER DRIVE
                                       LIVONIA, MICHIGAN USA 48150

Mr. Michael Losh                                        [TRW LOGO]
[REDACTED]
[REDACTED]

                        STRICTLY PRIVATE AND CONFIDENTIAL

Dear Mike:

We are pleased to extend an offer you for appointment as a member of the TRW Automotive Board of Directors.

Your term would begin at the first board meeting following your acceptance. About a week prior to this meeting you will receive a board package with an agenda for the meeting. We are currently on a schedule of four board meetings per year.

                                  Compensation

Our compensation arrangements for independent directors will be as follows:

Annual Cash Retainer: Directors will be paid an annual cash retainer of $35,000 per year.

Meeting Fees:  Directors will be paid a fee of $1,250 per meeting attended.

Committee Chair Retainers: As chair of the Audit Committee, you will receive an annual committee chair retainer of $6,000.

Committee Fees: Committee members will receive an additional $1,250 per meeting attended.

Expenses: The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company's Travel Policy.

Stock Options: Next February, we expect that the Company will implement an equity compensation plan for independent directors that will add a significant equity-based component to your compensation.

                        Directors and Officers Insurance

The Company has a Directors and Officers insurance policy in place. A copy of the binder for this policy is enclosed.

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Mr. Michael Losh
November 7, 2003
Page 2 of 2

                       Confidential Information Agreement.

Because of the sensitivity of the information to which you have access, we ask that you execute a Confidential Information Agreement similar to that executed by all Company employees at the time of their employment.

If you are in agreement with the foregoing terms, we would plan to place your name in nomination at our next Board meeting on November 21, 2003 in Livonia. We would like you to join us for that meeting, if you can. We will also need you to complete a typical Directors' and Officers' Questionnaire for our public securities filings.

Mike, we think your experience at General Motors will enable you to make a strong contribution to the Board and to the future prosperity of TRW Automotive. Feel free to contact me at [REDACTED] if you should have any questions or concerns regarding the opportunity.

Sincerely,

/s/ John C. Plant
John C. Plant
President & Chief Executive Officer

cc: Mr. Neil Simpkins

I HEREBY AGREE TO THE FOREGOING:

      /s/ J. Michael Losh                                  November 10, 2003
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                      Michael Losh                                Date